AMENDMENT TO THE BYLAWS

OF

SearchHelp, Inc.

(a Delaware corporation)

March 4, 2009

The By-Laws of SearchHelp, Inc., a Delaware corporation, are hereby amended as follows:

Article III, Section 1 shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

“SECTION 1. NUMBER AND TERM. -- The number of directors which shall constitute the whole board of directors shall be one or more persons, as such number shall be fixed from time to time by a vote of a majority of the whole board of directors. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his or her successor shall be elected and qualify. Directors need not be stockholders.”

Article III, Section 5 shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

“SECTION 5. RESERVED.”

This Amendment was adopted in accordance with the By-Laws of SearchHelp, Inc. on March 4, 2009.

APPROVED: /s/ Jeffrey Greene
                       Jeffrey Greene